Exhibit 99.1

JAVIER TERUEL JOINS JCPENNEY BOARD OF DIRECTORS

Former Colgate-Palmolive Executive Brings
Extensive Marketing and Operations Experience to JCPenney

PLANO, Texas (Feb. 27, 2008) - J. C. Penney Company, Inc. (NYSE: JCP) today announced that Javier G. Teruel, a highly respected global consumer goods industry executive, has joined the Company’s Board of Directors. Until his retirement last year, Mr. Teruel had been with Colgate-Palmolive for 35 years, serving most recently as Vice Chairman.

Myron E. (Mike) Ullman, III, chairman and chief executive officer of JCPenney said, “Javier Teruel is one of the most accomplished consumer product executives in the world, with deep experience in operations and developing leading brands. We are fortunate to have him join our Board, and look forward to benefiting from his advice as we execute on our Long-Range Plan to position JCPenney as the growth leader in the retail industry.”

Mr. Teruel, 57, joined Colgate-Palmolive Mexico in 1971 and held a succession of positions with increasing responsibility in the areas of consumer product and brand marketing, operations, and growth functions in various parts of the world. He was appointed Vice Chairman of Colgate-Palmolive in 2004. Mr. Teruel currently serves as a partner of Spectron Desarrollo, SC, an investment management and consulting firm. He also serves on the boards of directors of Starbucks, The Pepsi Bottling Group, Inc. and Corporacion Geo S.A.B. de C.V., a fully integrated developer of housing projects primarily in Mexico. Mr. Teruel received his B.S. degree in Business Management from the Universidad Iberoamericana in Mexico City, and attended the International Senior Management program at Harvard Business School.

In addition to Mr. Teruel, JCPenney’s Board of Directors includes Mr. Ullman; Colleen C. Barrett, President of Southwest Airlines Co.; M. Anthony Burns, Chairman Emeritus of Ryder System, Inc.; Maxine K. Clark, Founder, Chairman and CEO, Build-A-Bear Workshop, Inc.; Thomas J. Engibous, Chairman of Texas Instruments Incorporated; Kent B. Foster, Retired Chairman of Ingram Micro Inc.; Burl Osborne, Retired Chairman of The Associated Press; Leonard H. Roberts, Retired Chairman and CEO, RadioShack Corporation; R. Gerald Turner, President of Southern Methodist University; and Mary Beth West, Executive Vice President and Chief Marketing Officer, Kraft Foods Inc.

For further information, contact:

Media Relations
Quinton Crenshaw; (972) 431-3400; jcpcorpcomm@jcpenney.com

Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com

About JCPenney

JCPenney is one of America's leading retailers, operating 1,067 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2007 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

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